EXHIBIT 23.2


                         Consent of Independent Auditors


The Board of Directors
Oak Technology, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 033-89446, 333-04334, 333-70175, 333-85381, and 333-65182) on Form S-8 of Oak
Technology, Inc. of our report dated July 24, 2000, relating to the consolidated balance sheet of Oak Technology, Inc. and subsidiaries as of June 30, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 2000, and the related financial statement schedule, which report appears in the June 30, 2001, annual report on Form 10-K of Oak Technology, Inc.


KPMG LLP

Mountain View, California
September 24, 2001